UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 20, 2007

Date of Report (Date of earliest event reported)

Tripos, Inc.

 (Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.       Information Provided Under Item 7 Regulation FD Disclosure

 The following information is furnished pursuant to Item 7.01, Regulation FD Disclosure.

On March 20, 2007, Tripos, Inc. issued a press release announcing the closing on its sale of the assets of its Discovery Informatics business to Vector Capital.

A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Item 9.01.       Financial Statements and Exhibits

Exhibits

99.1                 Press release dated March 20, 2007, issued by Tripos, Inc.

SIGNATURES

                        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ John P. McAlister

John P. McAlister

President

Chief Executive Officer

Date: March 21, 2007

INDEX TO EXHIBITS

Exhibit No.                   Description

99.1                                  Press release dated March 20, 2007, issued by Tripos, Inc.

Exhibit 99.1

Contacts:

Tripos, Inc.

John Yingling

Senior Vice President and Chief Financial Officer

(314) 647-1099

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

March 20, 2007

Tripos Completes Sale of Discovery Informatics Business
to Vector Capital Corporation

ST. LOUIS - March 20, 2007 - Tripos, Inc. (Nasdaq: TRPS), announced today that it completed the sale of the assets of its Discovery Informatics business to affiliates of Vector Capital. Vector Capital is a San Francisco-based private equity boutique specializing in buyouts, spinouts and recapitalizations of established technology businesses.

Tripos received a final purchase price of $26.2 million for the Discovery Informatics business. This represented an increased purchase price of approximately $575,000 due to improved working capital of the business since the signing of the asset purchase agreement in November 2006.

Tripos used a portion of the proceeds to retire existing debt with LaSalle Bank and Horizon Technology Finance. Liquidation of the company will occur following resolution of all remaining corporate debts and obligations, and will commence approximately six months from now. Efforts to sell Tripos' Discovery Research business are continuing, although no assurance can be given that a transaction for this division can be completed on satisfactory terms.

General

This press release contains forward-looking statements concerning, among other things, Tripos' future prospects, which are affected by: (1) Tripos' ability to sell its Discovery Research business and certain other assets; (2) Tripos' ability to satisfy its creditors out of the proceeds of the Discovery Informatics and Discovery Research transactions and other available resources; (3) Tripos' ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carry-forwards; and (4) Tripos' ability to distribute any remaining cash to its stockholders. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company's filings with the Securities and Exchange Commission, including, without limitations, those factors set forth in the company's Form 10-K for the fiscal year ended Dec. 31, 2005, and from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.